As filed with the Securities and Exchange Commission on June 2, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

U-STORE-IT TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-1024732 (I.R.S. Employer Identification No. )
6745 Engle Road, Suite 300, Cleveland, Ohio 44130
(Address of Principal Executive Offices) (Zip Code)

U-STORE-IT MINI WAREHOUSE CO.
401(K) RETIREMENT SAVINGS PLAN
(Full title of the plan)

Kathleen A. Weigand
U-Store-It Trust
6745 Engle Road, Suite 300, Cleveland, Ohio 44130
(440) 260-2503
(Name, address, telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)	unit (2)	price (2)	registration fee
Common Shares, $0.01 par value per share	40,000	$16.16	$646,400	$69.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional Common Shares as may be offered or issued as a result of the anti-dilution provisions of the U-Store-It Mini Warehouse Co. 401(K) Retirement Savings Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, based on the average of the high and low prices per share of the Common Shares as reported on the New York Stock Exchange on May 31, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the U-Store-It Mini Warehouse Co. 401(K) Retirement Savings Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act .
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated by reference into this Registration Statement:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2005.

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(3)	Our Current Reports on Form 8-K filed on February 10, 2006, March 1, 2006 (pursuant to Items 1.01, 2.03 and 9.01), March 7, 2006, April 10, 2006, April 24, 2006 (except with respect to Item 2.02 and any exhibit (or portion of such exhibit) to such report relating to Item 2.02 thereof, which shall be deemed furnished and not filed, and shall not be deemed incorporated by reference into any filing), May 31, 2006 and our Current Report on Form 8-K/A filed on April 21, 2006.

(4)	The description of our Common Shares contained in our Registration Statement on Form S-11, initially filed with the Commission on August 2, 2004 (File No. 333-117848), as amended by Amendment Nos. 1-3 thereto, as incorporated by reference into our Registration Statement on Form 8-A filed with the Commission on October 19, 2004 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable (our Common Shares are registered under Section 12 of the Exchange Act).

Item 5. Interests of Named Experts and Counsel

Kathleen A. Weigand, Executive Vice President, General Counsel and Secretary of U-Store-It Trust (the “Company”), has provided an opinion as to the legality of the securities being registered by this Registration Statement.

Item 6. Indemnification of Directors and Officers

The Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT Law, permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

We have entered into an indemnification agreement with each of our trustees and executive officers. The agreements provide indemnification for our trustees and executive officers to the maximum extent provided by Maryland law if any such trustee or executive officer is or is threatened to be made a party to a proceeding by reason of his or her status as an officer or trustee of the Company.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index appearing immediately before the exhibits hereto on the page following the signature page of this Registration Statement, which is incorporated herein by reference.

We hereby undertake that we will submit or we have submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and we have made or we will make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on the 2nd day of June, 2006.

U-STORE-IT TRUST
/s/ Dean Jernigan
Dean Jernigan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Amsdell	Chairman of the Board of Trustees	May 25, 2006

* Dean Jernigan	President and Chief Executive Officer; Trustee (Principal Executive Officer)	May 25, 2006

* Tedd D. Towsley	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2006

Barry L. Amsdell	Trustee	May 25, 2006

* Thomas A. Commes	Trustee	May 25, 2006

* John C. Dannemiller	Trustee	May 25, 2006

* William M. Diefenderfer III	Trustee	May 25, 2006

* Harold S. Haller	Trustee	May 25, 2006

* David J. LaRue	Trustee	May 25, 2006

*By:	/s/ Kathleen A. Weigand

Kathleen A. Weigand Attorney-in-Fact for the Officers and Trustees signing in the capacities indicated

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 2nd day of June, 2006.

U-STORE-IT MINI WAREHOUSE CO. 401(K) RETIREMENT SAVINGS PLAN
By:	/s/ Tedd D. Towsley
Tedd D. Towsley Vice President/ Plan Administrator

EXHIBIT INDEX

Exhibit
Number

5	Opinion of Kathleen A. Weigand, Executive Vice President, General Counsel and Secretary, as
to the validity of the securities registered

23(a)	Consent of Deloitte & Touche LLP

23(b)	Consent of Kathleen A. Weigand, Executive Vice President, General Counsel and Secretary,
(contained in her opinion filed as Exhibit 5 to this Registration Statement)

24	Power of Attorney